Information included herein, marked with [*], is being filed pursuant to a request for confidential treatment.



                     FULL-TIME TRANSPONDER SERVICE AGREEMENT
                           FROM PAS-3 (EUROPEAN BEAM)
                           --------------------------

         This Agreement (the "Agreement") is entered into as of this 20th day of September, 1996, by and between PanAmSat Corporation, a Delaware corporation ("PanAmSat") and Televisa, S.A. de C.V., a sociedad responsabilidad limitada, formed under the laws of the United Mexican States ("Customer"). This Agreement covers the provision of twenty-four hour fixed term non-preemptible video channel satellite signal reception and retransmission service (the "Service") by PanAmSat to Customer. The Service shall be supplied by PanAmSat, in outerspace, initially from three (3) transponders and later from a total of up to five (5) transponders with the bandwidth and in the band and beam that are identified in Appendix A to this Agreement from the Atlantic Ocean Region Satellite referred to by the parties as PAS-3 aka PAS-3R (the "Satellite") that has been constructed by Hughes Aircraft Company for PanAmSat, as described in Appendix B, and that was launched in January 1996. The transponders on the Satellite and the beams in which these transponders are grouped are referred to as "Transponder(s)" and the "Beam(s)," respectively.

                                    AGREEMENT
                                    ---------

         In consideration of the foregoing and of the mutual promises set forth below, PanAmSat and Customer mutually agree as follows:

ARTICLE 1  PROVISION OF SERVICE
           --------------------

         1.1 The Service. PanAmSat agrees to provide, and Customer agrees to accept, Service meeting the "Service Specifications" set forth in Appendix C. Except as otherwise specifically permitted under this Agreement, PanAmSat shall not preempt or interrupt the provision of Service to Customer. In no event shall these exceptions be construed so as to permit PanAmSat to preempt Service to Customer so as to allow PanAmSat to use the capacity formerly used to provide Service to Customer for itself or for another customer.

         1.2 Beam and Transponder Designation. The Beam, and subject to Sections 1.2A and 5.3 and Appendix C, the particular Transponders upon which Customer shall be provided Service (the "Service Transponders") shall be identified by PanAmSat from the Transponders listed in Appendix A prior to the commencement of Service from the relevant Transponders; provided that, if it still meets the Service Specifications, one of the "Initial Group" (as defined below) of Service Transponders shall be Transponder 11.

         1.2A. Beam Election. The Initial Group of Service Transponders shall all be provided from the group of Transponders shown in Appendix A with a Europe downlink Beam. Not later than thirty (30) days after the date of this Agreement, Customer may elect, on notice to PanAmSat, to have the "Remaining Two" (as defined below) Service Transponders provided from the Transponders shown in Appendix A in the North American downlink Beam. If Customer fails to give such notice, said Remaining Two Service Transponders shall be provided from Transponders shown in Appendix A in the Europe downlink Beam.

         1.3 Television Service. The Service is designed for, and shall be used by, Customer primarily for transmission of its own "Television Service," which, for purposes of this Agreement means video programming, with associated audio signals, for broadcast, cable, direct to home, or other distribution purposes. In addition, on a secondary basis, the Service may be used for audio, data and teletext signals and any other one way electronic information subject to the control of Customer, however transmitted, whether in the form of data, teletext or packets and whether contained or transmitted within subcarriers, the VBI, or other portion of the signal or RF carrier; provided that in no event may the Service be used for switched public international telecommunications services. For purposes of this Agreement, Customer's Television Service shall be deemed to include the Television Services of entities that control, are controlled by, or are under common control with Customer ("Commonly Controlled Entities"), including entities in which there is a minimum of 25% common equity ownership with Customer (i.e., Televisa, S.A. de C.V.). Customer's Television Service shall also be deemed to include Television Services of other entities if these Services are delivered as part of a "DTH Service" that is provided by Customer or a Commonly Controlled Entity (for purposes of this sentence, applying a 10% common equity with Customer standard) and for which the Customer also provides programming. To qualify for the above exception, all of the programming that is provided by the "DTH Service" must be marketed and provided primarily to individual end user recipients as part of a package of programming services, using the same conditional access system. In all events, Customer shall remain responsible to PanAmSat for all uses of the Services permitted hereunder.

         1.3A Additional Use Restrictions on SSA Transponders. Customer acknowledges and agrees that, notwithstanding anything in Section 1.3 above to the contrary, if it elects to take Service from the SSA Transponders, its use (and all uses that may be permitted under Section 1.3 above) shall be subject to all of the restrictions that PanAmSat is required to impose on customers under that certain letter agreement, dated February 29, 1996, by and among PanAmSat, Customer, The News Corporation Limited ("News"), and Globo Comunicacoes e Participacoes (formerly Globo Participacoes, Ltda.) ("Globo"), as the same may be amended, and such agreements that may be reached, or amended, as contemplated in said letter agreement.

         1.4 Transmission Plan for Transponders. Customer's transmissions to the Satellite (which may be performed by one or more third party uplink providers, as provided in Section 4.2 below) shall conform to digital transmission plan to be submitted by Customer to PanAmSat and that shall be subject to PanAmSat's prior written approval. The transmission plan shall include such information as called for in the form of transmission plan that is attached hereto as Appendix E and such other technical information as PanAmSat may require in its reasonable engineering judgment to manage the operation of its Satellite. Customer shall be permitted to modify this transmission plan from time to time, subject to PanAmSat's prior written approval. PanAmSat shall not unreasonably withhold its approval of a transmission plan or modification to such a plan, which approval shall be based solely upon the considerations identified in Section 4.1 below.

PanAmSat makes no representation, warranty, or covenant regarding the efficacy of the use of any number of carriers or other alternative uses of capacity provided under this Agreement. If not otherwise provided by PanAmSat pursuant to separate agreement, Customer will provide PanAmSat, at no cost to PanAmSat, with equipment necessary to decode its signals. It is understood that, in some circumstances, PanAmSat may provide uplink services to Customer, in which event Customer shall not be responsible to PanAmSat for the technical operation or performance of such PanAmSat-provided uplinks under this or other sections of this Agreement.

         1.5        Interim Marketing of the Capacity.
                    ----------------------------------

                    (a) If Customer does not initially require all of the capacity provided hereunder, for use from the "Initial Service Date" as defined below through the first anniversary thereof, upon Customer's request, PanAmSat shall use all reasonable efforts to market services from the Service Transponders (which Customer would thereafter cease to employ) to other potential customers for video, data, or other uses, as market demand and technical considerations may warrant, as reasonably determined by PanAmSat in consultation with Customer, and subject to PanAmSat's reasonable discretion with regard to the terms and conditions of service and selection of appropriate customers, which shall be consistent with its general practices in this regard. In such event,

                            (i) PanAmSat shall actively market services from the
Service Transponders in good faith provided that PanAmSat shall not be obligated to use the Service Transponders ahead of any other capacity that PanAmSat may also have available for comparable service. Unless otherwise agreed by both parties, the marketing shall be for full-time, fixed term uses. In addition, subject to the considerations stated above, if Customer identifies to PanAmSat a potential customer who desires to purchase service from PanAmSat that employs the Service Transponders, PanAmSat shall seek, in good faith, promptly to enter into a service agreement with said customer, provided that if PanAmSat was already in negotiations with said potential customer for other PanAmSat capacity, PanAmSat shall not be required to discontinue such negotiations; and

                            (ii) PanAmSat shall credit against Customer's next
monthly service fee (which shall continue to be payable as adjusted above) one-half of such amounts that are actually received from other customers for service from the Service Transponders for the previous month (less costs reasonably incurred by PanAmSat for providing any related services and equipment, not provided to Customer, that may be associated with the provision of such service, e.g., turnaround, compression, or other terrestrial services or facilities) up to the amount of the service fees paid by Customer for the applicable period for the Service Transponders made available by Customer to PanAmSat for remarketing under this Section 1.5. In addition, after deducting the costs specified above, if the monthly service fees actually received by PanAmSat for service from the Service Transponders exceed the monthly service fees to be paid to PanAmSat by Customer for the remarketed capacity (the "Excess Amount") in addition to crediting the next month's Service Fee payment, PanAmSat shall pay Customer one-half of such Excess Amount.

ARTICLE 2.  TERM, SERVICE TERM.
            -------------------

         2.1 Term. The term of this Agreement (the "Term") shall commence upon the first date above written and, unless previously terminated in accordance with Article 7, shall remain effective until the end of "Service Term," as defined below.

         2.2        Service Term.
                    -------------

                    (a) The Service Term for the first three Service Transponders (the "Initial Group") shall start on March 1, 1997 (the "Initial Service Date"). PanAmSat hereby certifies to Customer that the Satellite has been placed in its assigned orbital position with all three Service Transponders capable of providing Service meeting the Service Specifications and now available.

                    (b) The Service Term for one or both of the remaining two Service Transponders (the "Remaining Two") shall start on the later of: (i) the date(s) that Customer receives certification(s) from PanAmSat that such Service Transponder(s) are available and are capable of providing Service in accordance with the Service Specifications, or (ii) June 1, 1997. If it would be true and correct, PanAmSat shall give such certification(s) (as to one or both of the Transponders) not later than the later of: (i) sixty-one days after the date of the "Service Date" for the "Transponders" in the "NTSC Beam" or the "SSA Beam," as applicable, of the satellite referred to by the parties as PAS-6 (an all Ku-band satellite now under construction for PanAmSat by Space Systems/Loral, Inc., and currently scheduled to be launched into an AOR orbit in November or December 1996), or (ii) June 1, 1997. Customer acknowledges and agrees that the existing customers for four of the seven NTSC Beam Transponders and all of the "SSA Beam" Transponders that are identified in Appendix A may be permitted to retain some or all of them if not all of the transponders in the comparable beam(s) of PAS-6 meet their specifications after the launch of that satellite, in which event such transponder(s) would not be available to Customer. Once one or more of said Transponders are assigned to Customer, however, such existing customers will have no further right to use them.

                    (c) The Service Term for all Service Transponders shall continue until 23:59, Greenwich Mean Time, May 31, 2007.

         2.3 Service Term Extension. Not later than May 31, 2006, Customer may notify PanAmSat of its desire to extend the Service Term to the end of life of the Satellite. In this event, PanAmSat and Customer shall negotiate in good faith to establish the monthly Service Fee for an extended Service Term, which fee shall not be increased by a percentage that is greater than that which is equal to the increase in the CPI (as defined below) from the Initial Service Date to the month and year in which an extended Service Term commences. Unless otherwise agreed in writing, all other provisions of this Agreement shall apply during such extended Term. The "CPI" means the Consumer Price Index now known as the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers, All Items, for All Urban Consumers. If such CPI shall be discontinued, the foregoing calculations shall be made using a reasonably equivalent successor or comparable measure of increases in the cost of living in the United States. If Customer does not agree to such CPI increase

The information below, marked with [*], is being filed pursuant to a request for confidential treatment.


and PanAmSat and Customer do not agree upon another monthly Service Fee for the extended Service Term, within ninety (90) days of Customer's notice of its desire to extend, neither party shall have any obligation to the other with respect to the provision of Service from the Satellite beyond the end of the initial Service Term.

ARTICLE 3.  CUSTOMER PAYMENTS.
            ------------------

          3.1 Service Fee. For each month of the Service Term beginning on the Initial Service Date, Customer agrees to pay, for each Service Transponder from which Service was made available during the month, the monthly "Service Fee" **************************************************************************** per
Service Transponder. Customer shall deposit with PanAmSat ****************** ************************************************************************ within five days of the first date above written and shall deposit an additional
*******************************************************************************
***************** within thirty (30) days of the first date above written for a total deposit of *********************************************************
**************************************** (the "Deposit"). Of this Deposit, (i)
************ shall be applied to the Service Fee for the Initial Group of three Service Transponders for the first two months of the Service Term, and (ii) the balance shall be applied to the Service Fee for the Remaining Two Service Transponders for the first two months that such Transponders are used for the provision of Service hereunder. If one or both of the Service Transponders of the Remaining Two does not become available for Customer's use during the Service Term, the portion of the Deposit to be applied to such Service Transponder(s) shall then be applied to the aggregate Service Fee then due hereunder for other Service Transponders until exhausted. Customer shall make each and all other payments of the Service Fee, in advance, no later than the first business day of each month of the Service Term.

         3.2 Reservation Fee. In consideration for PanAmSat having reserved and continuing to reserve capacity for Customer under this and earlier agreements, Customer agrees to pay PanAmSat a reservation fee of ********** United States Dollars (****************). Said reservation fee shall be due and payable upon

The information below, marked with [*], is being filed pursuant to a request for confidential treatment.


the "Closing" of the transaction described in that certain "DTH Option Agreement," dated the same date as this Agreement, by and between PanAmSat and Customer. The parties acknowledge and agree that this Section 3.2 shall survive the termination of the Agreement and that the reservation fee shall be due in full, as stated above, without offset, even if this Agreement has been otherwise terminated for any reason whatsoever.

         3.3 Manner Of Payment. All payments by Customer shall be made in U.S. dollars; shall be deemed to be made only upon receipt by PanAmSat of collected funds; and shall be made by bank wire transfer to such bank account as PanAmSat may designate by notice to Customer, or by cashier's or certified check, from a U.S. bank, delivered to PanAmSat at its principal place of business, as designated in Section 14.5(b).

         3.4 Late Payment. Any payment due from Customer to PanAmSat that is not received by PanAmSat on the date that it is due shall be subject to a delinquency charge (liquidated damages) at the rate of ******************* per month on such overdue amount from the due date until it is actually received by PanAmSat. Customer acknowledges that such delinquency charge is reasonable under all the circumstances existing as of this date.

         3.5 Taxes. Customer is solely responsible for any taxes, charges, levies, or duties, which may be asserted by any local, state, or national governmental entity as a result of the Service provided to Customer and/or Customer's use of said Service, with the exception of any income (for the avoidance of doubt, not including non-U.S. withholding in countries where PanAmSat is not otherwise directly subject to paying income taxes), property or employment taxes imposed on PanAmSat in the United States; provided, that, to the extent that taxes may be imposed with respect to the Satellite itself, Customer shall be responsible only for a pro rata share (to be reasonably determined by PanAmSat) in proportion to the capacity of the Satellite used by Customer, but in no event greater than a fraction equal to the number of Service Transponders divided by the number of Transponders on the Satellite.

ARTICLE 4.  CUSTOMER'S OBLIGATIONS IN USING THE SERVICE.
            --------------------------------------------

         4.1 Non-interference and Use Restrictions. Customer's transmissions to and from the Satellite and its use of the Service shall comply with all applicable governmental laws, rules and regulations, and with the operational requirements (the "Operational Requirements") set forth in Appendix D, as the same may be modified from time to time by PanAmSat, in its reasonable discretion, but only for good technical cause(s). Customer will follow established practices and procedures for frequency coordination and will not use the Service Transponders, or any portion thereof, in a manner which would or could reasonably be expected to, under standard engineering practice, interfere with the use of any other Transponder, the Satellite, or any other satellite or transponder on such satellite, or cause physical harm to the Service Transponders, any other Transponder, the Satellite, or any other in-orbit satellite or transponder on such satellite. Provided that Customer's transmissions conform with the transmission plan approved by PanAmSat under
Section 1.4 above, Customer complies with the Operational Requirements, as the same may be modified as provided above, and Customer immediately ceases any transmission upon being notified by PanAmSat of any violation of this Section
4.1 (even if such transmission is in conformity with the Operational Requirements), Customer shall not be deemed to be in breach of its obligations under the preceding sentence.

         4.2 No Terrestrial Facilities. Subject to the exception stated in
Section 1.4 above, with respect to PanAmSat-provided uplinks, if any, Customer shall be responsible for the provision, installation, operation and maintenance of all earth station facilities and equipment ("Customer-Provided Facilities"), for transmitting signals to, or receiving signals from, the Satellite in accordance with the requirements set forth in this Agreement. Customer shall also be responsible for acquiring all authorizations necessary for installation and operation of Customer-Provided Facilities. Customer shall be permitted to contract with third parties to transmit its signals to, or receive its signals from the Satellite; provided, that, Customer requires its contractors to agree with PanAmSat to comply with all of the requirements set forth in this Agreement regarding transmissions to, or reception from, the Satellite. If Customer retains third parties (other than PanAmSat) as permitted by the previous sentence, these third parties' facilities shall be deemed to be

Customer-Provided Facilities and the acts and omissions of these third parties in connection with the transmission or reception of Customer's signals shall be deemed to be the acts and omissions of such third parties and of Customer. Any provision by PanAmSat (or by an affiliated company) to Customer of earth station or other terrestrial facilities or services shall be the subject of a separate agreement.

         4.3 Customer's Transmitting Stations. Customer will configure, equip and operate its transmit facilities so that the interface of these facilities, in space, with the Satellite shall conform to the characteristics and technical parameters of the Satellite. Customer will follow PanAmSat's procedures for initiating or terminating any transmission to the Satellite. Customer will operate all transmit facilities in a manner that allows for cessation of, and will cease, transmission immediately upon receiving notice from PanAmSat under
Section 14.5(a) ("Telephone Notices"). Customer will furnish information on a continuing basis as reasonably required by PanAmSat to prepare for, initiate, provide, maintain and immediately discontinue the use of the Service upon notice by PanAmSat.

         PanAmSat shall have the right, but not the obligation, subject to such reasonable confidentiality restrictions as Customer may impose, to inspect any Customer-Provided Facilities together with associated facilities and equipment used by Customer, or by a third party under the authority of Customer, to transmit to the Service Transponders. PanAmSat will use all reasonable efforts to schedule inspections to minimize the disruption of the operation of the facilities, and Customer shall make the facilities available for inspection at all reasonable times. Customer shall, upon PanAmSat's request, provide measured proof that any transmit facility meets or exceeds the sidelobe envelope described in Appendix D.

         4.4 Consistent Application of Satellite Operating Procedures. PanAmSat shall have similar (but not necessarily identical) restrictions not to interfere with or cause physical harm to the Satellite, its Transponders, and other satellites and their transponders, as contained in this Agreement with all other customers, including any of its Affiliates, having a right to uplink to the Satellite and shall enforce these restrictions (and, to the extent it may use the Satellite for its own services, follow these restrictions itself) in a consistent and nondiscriminatory manner vis-a-vis Customer and the other customers with a right to uplink to the Satellite. Allowing for the fact (understood and accepted by Customer) that technical variations in the kinds of transmissions that different customers may employ, different performance characteristics of different Transponders, differences in the use of adjacent frequencies or the same frequencies on other satellites, other technical factors, and the use of different uplink providers and facilities may require the application of different restrictions to achieve the same non-interference and satellite protection goals, PanAmSat shall not require Customer to follow Operational Requirements or transmission procedures that are more stringent than those imposed upon other customers on the same Satellite in comparable technical circumstances.

ARTICLE 5.  OUTAGES.

         5.1 Confirmed Outage. There shall be deemed to have occurred a "Confirmed Outage" of Service on a Service Transponder if Service on a Service Transponder fails to meet the Service Specifications for a continuing and uninterrupted period of thirty (30) minutes (or, if Service failure is intermittent, a cumulative period of thirty (30) minutes or more during any one-hour period) and such failure is confirmed by PanAmSat. Any Outage Credits shall be measured in accordance with the procedures set forth in Section 5.2.

         5.2 Outage Credits. If there is a Confirmed Outage of Service on a Service Transponder during the Service Term, PanAmSat shall credit to Customer's next payment an "Outage Credit" that shall be determined by the following formula:

         Outage Credit equals:

                      N     multiplied by S;
                     ---
                      M

         where,

  N = the number of hours (or portion thereof) during a month that there is a Confirmed Outage on a particular Transponder

  M =   the number of hours in the month, and

  S = Customer's Service Fee, applicable to the affected Service Transponder, for said month

Customer shall not be entitled to any Outage Credit for any Service failure that does not constitute a Confirmed Outage. For purposes of determining Outage Credits, each failure that is confirmed by PanAmSat shall be measured as commencing from the later to occur of (i) Customer's cessation of use of the affected Service Transponder and (ii) notice from Customer to PanAmSat of such failure. Any such failure shall be deemed to have ended upon the earlier to occur of (i) Customer's resumption of use of the Service and (ii) notice to Customer from PanAmSat that Service on the affected Service Transponder has been restored to the Service Specifications.

         5.3 Transponder Service Failure. If, after the Initial Service Date (or, with respect to the Remaining Two Service Transponders, after they are placed in Service), a Service Transponder fails to meet the Service Specifications for: (a) any period of six (6) consecutive hours, or (b) a cumulative period of twelve (12) hours during any consecutive 30-day period, or
(c) any period of time following a catastrophic event under circumstances that make it clearly ascertainable that a failure described in clauses (a) or (b) will occur, Service on such Transponder shall be deemed to have failed on a "Confirmed Basis." Any such failure must be confirmed by PanAmSat, which it shall take steps to do as expeditiously as possible. If confirmed, the failure shall be measured as commencing from notice from Customer to PanAmSat of such failure (provided that the affected Service Transponder is, in fact, not meeting the Service Specifications). Any such failure shall be deemed to have ended upon notice from PanAmSat to Customer that the affected Service Transponder is capable of meeting the Service Specifications (provided that the affected Service Transponder is, in fact, meeting the Service Specifications); provided, further, that if PanAmSat enters into an agreement to provide Ku-band capacity from the Satellite on which a Service Transponder is located and such agreement provides that, for purposes of employing said "Spare Equipment" on the Satellite, failure on a Confirmed Basis shall be deemed to have occurred in less than the applicable time periods specified above, PanAmSat shall determine whether a failure on a Confirmed Basis has occurred for Service Transponder on the same Satellite under this Agreement using the time periods specified in such other agreement.

         In the event Service on a Service Transponder fails on a Confirmed Basis, PanAmSat shall, as soon as possible and to the extent technically feasible, employ certain redundant equipment units, as described in Appendix B ("Spare Equipment") on a first-needed, first-served basis as among Customer and other Transponder owners, lessees, and users, including without limitation, PanAmSat and its predecessors in interest ("Protected Parties"), as a substitute for a Service Transponder equipment unit which has failed, provided that PanAmSat may elect to use "Substitute Capacity" (as provided below), if available, in lieu of using Spare Equipment.

         Customer acknowledges and agrees that the Spare redundancy plan of the Satellite may require PanAmSat to reassign certain traveling wave tube amplifiers ("TWTAs") among Transponders to make use of a Spare. In circumstances in which a spare TWTA is required to be employed for any customer and to do so requires a change in the TWTA assigned to Customer, Customer shall, on notice from PanAmSat, cease transmitting to the applicable Service Transponder(s) to allow the TWTA that is assigned to its Transponder(s) to be reassigned and a different unit (that meets the Service Specifications) to be put in its place. PanAmSat shall use all reasonable efforts to keep to a minimum the time during which Customer is required to cease transmitting under this paragraph, in accordance with good engineering practices, to make the shift in the assignments.

         If (a) a Service Transponder fails to meet its Service Specifications on a Confirmed Basis, and (b) the Spare Equipment associated with such Service Transponder is not available, and (c) equivalent capacity on another Transponder meeting the Service Specifications in the same Beam of the Satellite as such Service Transponder (the "Substitute Capacity"), is available, and its use by

Customer in accordance with PanAmSat's Operational Requirements would not be predicted to interfere with the use or rights of others using the Satellite, then PanAmSat shall, as soon as possible and to the extent technically feasible, employ such Substitute Capacity for the Service Transponder to satisfy PanAmSat's Service obligations under this Agreement. PanAmSat may condition its provision of Substitute Capacity on Customer's acceptance, in writing, of additional restrictions on its use so as to protect other Protected Parties from interference. If Customer does not accept such conditions, PanAmSat shall not be obligated to provide Customer with the Substitute Capacity. In the event that PanAmSat employs such Substitute Capacity for a Service Transponder, such Substitute Capacity shall be deemed to be such Service Transponder for all purposes under this Agreement.

         In the event that two or more Transponders simultaneously fail to meet their respective service or performance specifications and are entitled to restoral under any applicable agreement with PanAmSat, then the Protected Party who first executed a definitive agreement as to the affected Satellite with PanAmSat or its predecessors in interest shall, to the extent technically feasible, have priority as to use of the Spare Equipment; provided that, if service from a Transponder is provided to more than one Protected Party (for example, if there are two customers each taking service from one-half of a Transponder), PanAmSat's decision may be made in accordance with the order that the earliest Protected Party(ies) using the Transponder(s) executed agreements with PanAmSat or its predecessors in interest. As used in this Section 5.3, the term "simultaneously" shall be deemed to mean occurring within a 12-hour period. All determinations as to when failures requiring protection shall have occurred, for purposes of determining whether the failures are "simultaneous," shall be made by PanAmSat in its sole reasonable discretion. Customer acknowledges and agrees, without limitation, that the letter agreement dated February 29, 1996, by and among PanAmSat, Customer, News, and Globo constituted such a definitive agreement. PanAmSat also has a pre-existing definitive agreement for Ku-band capacity on the Satellites with Liberty Sports, Inc. Accordingly, Customer acknowledges and agrees that the priority rights fall behind the rights of the customers under such agreements or successor entities or agreements.

         5.4 Degraded Service. If a Service Transponder, while operational, does not meet the Service Specifications, Customer shall have the right, within ten
(10) days of being notified of this condition, provisionally to waive the Service Specifications to the extent that they are not met.

                  If Customer gives such a provisional waiver, Customer shall have an additional fifty (50) days (for a total of sixty from being notified of the condition) in which to determine whether to accept the degraded Service and grant a permanent waiver of the Service Specifications to reflect the affected Transponder(s)' current operating level, or not. The termination provisions of
Section 7.3 shall also be stayed during any period in which Customer is considering electing a permanent waiver. During this period, Customer and PanAmSat shall negotiate in good faith, to the extent that the degradation reflects a material loss in the Service provided, to reach agreement as an appropriate Service Fee reduction for the affected capacity (which would, if agreed, be applied retroactively to the time of the failure to meet the applicable Service Specifications), provided that nothing herein shall require that a price reduction be given or that an agreement be reached.

                   If Customer gives a provisional waiver, it shall take and pay for (without Outage Credit) the affected degraded Service, as if provided in accordance with the Service Specifications until the conclusion of the sixty day period specified above. On or before the end of this sixty-day period, either Customer shall grant a permanent waiver of the Service Specifications (subject to any change in Service Fee as to which both Customer and PanAmSat shall have agreed) or the termination provisions of this Agreement, as to the capacity that does not meet the Service Specifications shall, at that time, apply.

                  If a permanent waiver is given, it shall be deemed to apply retroactively to the time of such failure to meet the Service Specifications. In such event the Service Specifications for the affected Service Transponder(s) shall be reduced to reflect the current operating level of the affected Service Transponder(s); provided that PanAmSat continues, if there are further steps may practically be taken, to use reasonable efforts to restore the affected Service Transponder to meet the Service Specifications; provided further that if any price reduction was agreed upon, the restoration of a Service Transponder to its Service Specifications shall also result in the restoration of the original Service Fee to be paid for the applicable capacity from that point forward. For the avoidance of doubt, a waiver given under this Section 5.4 shall not, unless otherwise agreed by Customer, be deemed to apply to any further reduction in performance from the operating level of the affected Service Transponders at the time that the waiver was given.

         5.5 Customer Cooperation. If the Service fails to meet the Service Specifications, Customer shall use all reasonable efforts to cooperate and aid PanAmSat in curing such failure; provided that all reasonable efforts can be done at no cost to Customer. These obligations of Customer shall include, but not be limited to, the following:

                    (a) At the request of PanAmSat, if there is a problem that can be compensated for by increasing the power of its transmission to the Satellite, without affecting its Service, Customer shall do so to the extent it can with existing equipment; and

                    (b) Permitting PanAmSat, at PanAmSat's option, and at PanAmSat's cost and expense, to upgrade the Customer-Provided Facilities.

         5.6 Application to Individual Service Transponders. All determinations as to Confirmed Outages, failures of Service on a Confirmed Basis, Outage Credits, and protection rights to be made under this Article 5 shall be made on an individual Service Transponder by Service Transponder basis.

ARTICLE 6.  PREEMPTIVE RIGHTS.
            ------------------

         6.1 (a) Preemptive Rights In Abnormal Circumstances. Customer recognizes that it may be necessary, in unusual or abnormal technical situations or other unforeseen technical conditions, for PanAmSat deliberately to preempt or interrupt Service to Customer from, and Customer's use of, one or more of the

Service Transponders, solely in order to protect the overall health and performance of the Satellite. Such decisions shall be made by PanAmSat in its sole discretion, exercised in good faith. To the extent technically feasible, PanAmSat shall give Customer at least 24 hours' notice of such preemption or interruption and will use all reasonable efforts to schedule and conduct its activities during periods of such preemption or interruption so as to minimize the disruption of the services on the Satellite. Customer shall immediately cease transmissions to the Satellite at such time as its Service is preempted or interrupted pursuant to this Section. To the extent that such preemption results in a loss to Customer of Service sufficient to constitute a failure of Service on a Confirmed Basis, Customer shall have all the rights and remedies regarding termination set forth in Articles 7 and regarding Outage Credits under Section 5.2.

                  (b) Testing in the Event of Failure. If the Service is not meeting Service Specifications, but Customer elects to continue to use (and pay for) the Service, as degraded, PanAmSat may, with Customer's reasonable consent as to the time such action will be taken, interrupt Customer's use as necessary to perform testing or take any other action that may be appropriate to attempt to restore Service to the Service Specifications. In such event, PanAmSat shall coordinate activities with affected customer(s) and shall use all reasonable efforts to minimize the overall disruption of use to the affected customer(s). If Customer refuses to provide the consent referred to in the first sentence of
Section 6.1(b) when such consent is requested, the availability of remedies for failure to meet Service Specifications, including the use of Spares and termination for failure to meet Service Specifications shall be commensurately delayed.

ARTICLE 7.  TERMINATION RIGHTS.
            -------------------

         7.1        Reserved.

         7.2        Reserved.

         7.3 Termination For Service Failure. Subject to Section 5.4 above, on a Service Transponder by Service Transponder basis, this Agreement shall automatically terminate if Service fails on a Confirmed Basis, unless, within thirty days of such failure, PanAmSat provides Service meeting the Service Specifications using any available Transponder and/or Spare Equipment. In the event Service from one or more of the Service Transponders fails on a Confirmed Basis and PanAmSat does not provide Service meeting the Service Specifications using Spare Equipment or other available Transponder(s), if any, but Service is still being provided in accordance with the Service Specifications from other Service Transponder(s), this Agreement shall continue as to the remaining Service Transponder(s), with service fee calculations made based upon the number of Service Transponders being supplied.

         7.4 Satellite Out Of Service. PanAmSat may determine to take the Satellite out of service if: (a) in PanAmSat's judgment, the remaining fuel on board the Satellite is no longer sufficient to maintain geosynchronous orbit within plus or minus 0.05 degrees, allowing sufficient fuel for de-orbiting the Satellite, or (b) the Satellite suffers failure of eight (8) or more C-band Transponders or eight (8) or more Ku-band Transponders. In such event, PanAmSat shall promptly notify Customer of such determination and of the date the Satellite will be taken out of service. On the date that the Satellite is taken out of Service, this Agreement shall automatically terminate.

         7.5 Termination By PanAmSat For Cause. PanAmSat may terminate this Agreement if Customer fails: (a) to make payment of any amount due and such amount remains unpaid within ten (10) business days after receiving from PanAmSat a notice of such nonpayment (but, except for the Deposit, only if the payment is at least twenty (20) business days past due at the time of termination), or (b) to cease any activity in violation of Section 4.1 or 6.1 upon receiving telephone or facsimile notice from PanAmSat (provided that PanAmSat shall not be entitled to terminate the Agreement under this clause (b) if all of the following requirements are met: (i) Customer is (and remains) in compliance with Section 15.5(a), and the operator on duty mistakenly did not implement PanAmSat's initial notice; (ii) the mistake was rectified as soon as it became apparent to Customer; (iii) appropriate steps are taken to prevent a future recurrence of the mistake and the problem is not recurring; and (iv) no damage occurred as a result of the mistake or Customer immediately reimburses and indemnifies PanAmSat for all such damage, or (c) to cease any other activity

The information below, marked with [*], is being filed pursuant to a request for confidential treatment.


in violation of Customer's material obligations under this Agreement within thirty (30) days after receiving from PanAmSat a notice of such violation.

         In the event of a termination under Section 7.5(a), other than for failure to pay the Deposit, PanAmSat may declare immediately due and payable the remaining Service Fee payments for all of the Service Transponders based on the then predicted life of the Satellite, discounted for present value at a rate of *************** per annum from the date paid to the date otherwise due in the absence of termination, and apply any remaining unapplied portion of the Deposit against the termination liability. In the event of a termination under Section 7.5(b) or (c), Customer shall be responsible for payments of the remaining Service Fee payments that would be otherwise due and as they would otherwise become due on and after the date of such termination; provided that if Customer fails to make payment of any such amount due and such amount remains unpaid within ten (10) business days after receiving from PanAmSat a notice of such nonpayment (but only if payment is at least twenty (20) business days due at the time of termination), then PanAmSat may declare immediately due and payable the remaining Service Fee payments, discounted for present value as provided above, and apply any remaining unapplied portion of the Deposit against the termination liability.

         In the event of such termination, in addition to all of PanAmSat's other remedies at law or in equity, PanAmSat shall be entitled to use the Service Transponders or to provide service on such Transponders to whomever PanAmSat sees fit, and Customer shall not be entitled to any equitable relief with respect to such use or any refund of amounts paid to PanAmSat; provided, as follows: In the event that Customer has paid (and, if applicable, continues timely to pay to) PanAmSat all amounts due hereunder including, without limitation, pursuant to the preceding paragraphs of this Section 7.5 (the "Termination Payment(s)"), PanAmSat shall use all reasonable efforts to re-market service from the Service Transponders and in the event PanAmSat subsequently reaches an agreement to provide service to a third party via a Service Transponder during the period Service otherwise would have been provided to Customer via such Service Transponder, PanAmSat shall remit to Customer as a refund of the Termination Payment(s) any service fees it receives from such third party with respect to such Service Transponder, applicable to such period, up to the amount paid by Customer for such Service Transponders for the period for which Customer did not receive Service, less (i) any amounts owed by Customer to PanAmSat under this Agreement; (ii) any reasonable costs (including reasonable attorneys' fees) incurred by PanAmSat in attempting to collect such amounts from Customer; (iii) any other direct damages incurred by PanAmSat as a result of Customer's breach of its obligations hereunder; (iv) any reasonable costs (including reasonable attorneys' fees) incurred by PanAmSat in marketing such Service Transponder to, or negotiating a service agreement with, third parties; and (v) any costs reasonably incurred by PanAmSat in providing related services and equipment for which PanAmSat is not separately reimbursed that may be associated with the provision of such service in addition to those agreed to be provided under this Agreement. Nothing herein shall be deemed to require PanAmSat to enter into such a service agreement, if the nature of the party, the party's proposed use of the service or demand for terms and conditions for service, or other reasonable and appropriate factors, lead PanAmSat reasonably and in good faith to determine not to enter such a service agreement; nor shall PanAmSat be obligated to use the capacity formerly used to provide Service to Customer ahead of any other capacity that PanAmSat may also have available. Customer acknowledges that the foregoing rights of PanAmSat: (i) are reasonable under all of the circumstances existing as of this date; (ii) constitute liquidated damages for the loss of a bargain; and (iii) do not constitute a penalty.

         7.6 Rights and Obligations Upon Termination. Upon termination of this Agreement in accordance with any of Sections 7.3 or 7.4 above, or Sections 7.7 or 8.1 below, PanAmSat shall promptly refund to Customer any portion of the Service Fee (including any applicable portion of the Deposit) applicable to any period during which Service has not been made available to Customer. The termination of this Agreement for any reason in accordance with this Agreement shall extinguish all of PanAmSat's obligations to provide, and Customer's obligations to accept and pay for, Service for the Satellite, but shall not relieve either party of any obligation that may have arisen prior to such termination, including (without limitation), under Section 7.5 above, nor shall termination affect the parties' obligations under Section 3.2 ("Reservation Fee") or Article 11 ("Confidentiality") that shall survive the termination of this Agreement.

         7.7 Termination for Patent Infringement. In the event that: (a) PanAmSat's use or provision of Service from the Satellite or the Service Transponders infringes upon the patents or intellectual property rights of third parties; (b) such infringement exists independent of the combination of the Service with any Customer-Provided Facilities; and (c) as a result, Customer cannot use the Service without infringing upon the patent or intellectual property rights of third parties, Customer may terminate this Agreement upon thirty (30) days' notice to PanAmSat, unless (i) such infringement ceases to exist within this thirty (30)-day notice period; or (ii) PanAmSat agrees (to the extent that Customer is not protected under the indemnity provided by PanAmSat's satellite manufacturer) to indemnify and hold harmless Customer from any claim or suit based on such infringement and arising from PanAmSat's continued provision and Customer's continued use of the Service on and after the date that PanAmSat agrees to so indemnify Customer. In this latter instance, Customer agrees to cooperate with PanAmSat and the satellite manufacturer, as applicable, in the defense of such claim and specifically agrees, as a condition to this indemnity, to take all steps within its power that are required of it and/or that are necessary for PanAmSat to take in order to receive the benefits of the satellite manufacturer's indemnity, in accordance with the relevant provisions of PanAmSat's contract with the satellite manufacturer.

ARTICLE 8.  FORCE MAJEURE.
            --------------

         8.1 Failure To Commence Service Or To Perform. Any failure or delay in the performance by PanAmSat of its obligation to commence or to continue to provide Service shall not be a breach of this Agreement, if such failure or delay results from any Act of God, governmental action (whether in its sovereign or contractual capacity), or any other circumstance reasonably beyond the control of PanAmSat, including, but not limited to, receive earth station sun outage, meteorological or astronomical disturbances, earthquake, hurricane, snowstorm, fire, flood, strikes, labor disputes, war, civil disorder, epidemics, quarantines, embargoes, or acts or omissions of Customer or any third parties

(except that the acts or omissions of third parties acting on behalf of PanAmSat, including PanAmSat's satellite manufacturer and launch contractor, shall not constitute a force majeure unless their acts and omissions are themselves the result of force majeure conditions of the kind set forth above). The foregoing notwithstanding, PanAmSat shall provide Customer with Outage Credits when applicable in accordance with Section 5.2 of this Agreement in circumstances in which PanAmSat is unable to perform because of force majeure conditions, with the exception of force majeure conditions that are attributable to sun outages, meteorological or astronomical disturbances, or acts or omissions of Customer or its employees, agents, or contractors (other than PanAmSat) other than acts or omissions taken in accordance with Appendix D. Subject to the following sentence, either party shall be permitted to terminate this Agreement if, because of force majeure conditions: (a) Service meeting the Service Specifications cannot be recommenced within sixty (60) days; or (b) the nature of the force majeure event makes it clearly ascertainable that Service meeting the Service Specifications will not be able to recommence within this sixty (60) day period. Customer shall not be permitted to terminate this Agreement if PanAmSat's inability to perform is due to acts or omissions of Customer or its employees, agents, or contractors that are not in conformance with Appendix D or for intermittent failure of Service due to any or all of the following: sun outages, meteorological or astronomical disturbances. The foregoing notwithstanding, to the extent a failure to provide Service results from a malfunction of the Satellite, Customer's rights of termination shall be governed by Section 7.3 of this Agreement and not this Section 8.1.

ARTICLE 9.  LIMITATION OF LIABILITY AND INDEMNIFICATION.
            --------------------------------------------

         9.1 Limitation Of PanAmSat's Liability. ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED. IT IS EXPRESSLY AGREED THAT PANAMSAT's SOLE OBLIGATION AND CUSTOMER'S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT ARE LIMITED TO THOSE SET FORTH IN SECTIONS 5.2, 5.3, 8.1, 9.4, AND 9.5 AND

ARTICLE 7 AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY EXCLUDED. In no event shall PanAmSat be liable for any incidental or consequential damages or loss of revenues, whether foreseeable or not, occasioned by any defect in the Satellite, the Transponders or the provision of Service to Customer, any delay in the provision of Service to Customer, any failure of PanAmSat to provide Service, or any other cause whatsoever.

         9.2 Limitation Of Liability Of Others. Without limiting the generality of the foregoing, Customer acknowledges and agrees that it shall have no right of recovery for the satisfaction of any cause whatsoever, arising out of or relating to this Agreement, against (a) any supplier of services or equipment to PanAmSat in connection with the construction, launch, operation, maintenance, tracking, telemetry and control of the Satellite or the Service Transponder(s), or the provision of Service to Customer in any circumstances in which PanAmSat would be obligated to indemnify the supplier, or (b) any officer, director, employee, agent or partner of (i) PanAmSat or (ii) any service or equipment provider under 9.2(a). PanAmSat acknowledges and agrees that it shall have no right of recovery for the satisfaction of any cause whatsoever, arising out of or related to this Agreement, against any officer, director, employee, agent or partner of Customer, except with respect to any partner of Customer or agent of Customer to the extent arising out of the transmission of signals to the Satellite by it or on its behalf.

         9.3 Indemnification. Customer shall defend and indemnify the "PanAmSat Group" (defined herein to mean PanAmSat and all officers, directors, employees, agents and partners of PanAmSat) from any claims, liabilities, losses, costs, or damages, including attorneys' fees and costs, arising out of the provision of Service to Customer from, or Customer's use of, the Satellite or the Service Transponder(s), that (a) is caused by the fault or negligence of Customer, (b) arises under a warranty, representation, or statement by Customer to any third party in connection with transmissions carried on the Service Transponders, (c) arises out of the transmissions carried on the Service Transponders, including any libel, slander, obscenity, indecency, pornography, religious fanaticism, or political advocacy, infringement of copyright, infringement of patents, breach in the privacy or security of transmissions; or (d) arises out of disputes between or among Customer and any program supplier to Customer and/or any other entity that may be permitted to use the Service under other provisions of this Agreement The limitation of liability set forth in this Article 9 shall apply to, and the indemnifications set forth in this Article 9 shall run in favor of, the PanAmSat Group.

         9.4 Equitable Relief. Nothing contained in this Article 9 or elsewhere in this Agreement shall preclude either party from seeking injunctive relief to prevent a willful breach or to compel performance in the event of a willful failure to comply with this Agreement.

         9.5 Patents, Copyrights, Mask Work Rights and Proprietary Computer Programs. To the extent that the manufacturer of the Satellite or any part thereof may be obligated to indemnify PanAmSat for any infringement of any patent, copyright, "mask work" (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. Secs. 901-14) right or other proprietary computer right with respect to the manufacture of, or provision of services from the Satellite and the Service Transponders and such indemnification obligations may be passed through to protect PanAmSat's customers, PanAmSat shall pass such protection through to Customer; provided, that PanAmSat makes no representation or warranty that any manufacturer's indemnification obligation exists or will continue to exist or may be passed through; and provided further that, to the extent such indemnification rights are limited, PanAmSat may equitably share such indemnification protections for the common benefit of PanAmSat and its customers.

         9.6 Indemnitor Rights. If Customer is obligated to provide indemnification pursuant to this Article 9 or PanAmSat undertakes to indemnify Customer under Section 7.7, the indemnifying party (the "Indemnitor") shall promptly defend any claims against the party entitled to indemnification (the "Indemnitee") with counsel of Indemnitor's choosing at its own cost and expense. The Indemnitee shall allow the Indemnitor to control the defense and cooperate with, and assist as reasonably requested by, Indemnitor in the defense of any such claim, including the settlement thereof on a basis stipulated by Indemnitor (with Indemnitor being responsible for all costs and expenses of defending such claim or making such settlement); provided, however, that (1) Indemnitor will not, without the Indemnitee's consent, settle or compromise any claim or consent to any entry of judgment which does not include the giving by the claimant or the plaintiff to the Indemnitee of an unconditional release from all liability for which the Indemnitor does not fully indemnify the Indemnitee with respect to such claim, (2) the Indemnitee shall be entitled to participate at its sole expense in support of Indemnitor's action in the defense of any such claim and to employ counsel at the Indemnitee's own expense to assist in the handling of such claim, and (3) the Indemnitee shall have the right to pay, settle or compromise any such claim as to itself, provided that in such event Indemnitor shall be relieved of any liability or obligation which would otherwise then or thereafter have existed or arisen in respect of such claim.

ARTICLE 10.  SUBORDINATION AND ASSIGNMENT.
             -----------------------------

         10.1 No Property Interest Created. This Agreement is a service contract and does not grant, and Customer shall not assert, any right, interest, or lien upon the property or assets of PanAmSat, including any satellite or related equipment which it may own.

         10.2       Collateral Trustee
                    ------------------

                    (a) Customer hereby acknowledges that this Agreement and all rights granted to Customer hereunder are subject and subordinate to a security interest and lien in favor of First Trust National Association (the "Trustee"), as the same may be assigned (the "Security Interest") in and to the Transponder(s) that may be owned and operated by PanAmSat and which are the subject of this Agreement (and/or the proceeds from the sale or other disposition of all or any portion thereof, or any insurance that may be received by PanAmSat as a result of any loss or destruction of, or damage to, the Transponders identified above). The Security Interest shall be deemed to arise under all security agreements, indentures, mortgages, pledge agreements and other collateral documents between Trustee and PanAmSat, including all renewals, modifications, consolidations or replacements thereto (collectively, the "Collateral Documents"). Notwithstanding the Security Interest, the Trustee agrees that Customer shall continue to have the benefits of this Agreement notwithstanding any default on the part of PanAmSat under the Collateral

Documents, so long as (i) Customer is not in default under the terms and conditions of this Agreement, (ii) Customer shall not pay any of its obligations under this Agreement more than 30 days prior to their scheduled payment date under this Agreement, (iii) this Agreement is not supplemented, amended or extended or otherwise modified in any manner which adversely affects the interests of the Trustee on behalf of the holders of the Senior Secured Notes (as defined in the Collateral Documents) in a degree greater than the manner in which it adversely affects PanAmSat, and (iv) after receipt of notice from the Trustee of a default by PanAmSat under the Collateral Documents, Customer agrees to make, and makes, all payments thereafter as instructed by the Trustee.

                    (b) Customer acknowledges and consents to the foreclosure, should it occur, upon this Agreement by the Trustee or its designee, successor or assignee, and the consequent replacement of PanAmSat under this Agreement by the Trustee, its designee, successor or assignee, or another purchaser or assignee, provided that any successor to PanAmSat under this Agreement (i) expressly assumes PanAmSat's obligations hereunder for the benefit of Customer, and (ii) succeeds to substantially all of the right, title, and interest in and to all assets of PanAmSat reasonably necessary for such successor to perform its obligations under this Agreement. Upon such succession and assumption by a party other than the Trustee, the Trustee and its successors under this Agreement, other than the ultimate successor, shall be released from any further liability under this Agreement.

                    (c) The Trustee shall be entitled to exercise all rights and to cure any defaults of PanAmSat under this Agreement, within such cure period as may be available to PanAmSat under this Agreement. Upon receipt of notice from the Trustee, Customer agrees to accept such exercise and cure by the Trustee and to render all or any part of the performance due by Customer under this Agreement to the Trustee.

                    (d) The Trustee shall be deemed an express third party beneficiary of this Section 10.2. This Section 10.2 shall be self-operative and no further instrument of subordination shall be required by any security agreement, mortgage or other document reflecting the Security Interest to make this subordination effective. In confirmation of such acknowledged subordination, Customer shall execute promptly any instrument or certificate which PanAmSat or the Trustee may reasonably request.

         10.3 Subordination to Other Entities. Customer acknowledges and agrees that PanAmSat may grant additional security interests in the Transponders and/or the Satellite to other parties. In such event, the provisions set forth above or similar provisions, to the extent that changes are requested by another secured party, shall apply.

         10.4 PanAmSat's Right To Assign. Customer agrees that PanAmSat may assign its rights and interests under this Agreement and to the Satellite(s) and any or all sums due or to become due under this Agreement to an assignee for any reason; provided that, except with respect to the granting of a security interest or the assignment of a right to payment, such assignee agrees in writing to assume all of the duties and obligations of PanAmSat hereunder. Customer agrees that upon receipt of notice from PanAmSat of such assignment, Customer shall perform all of its obligations directly for the benefit of the assignee and shall pay all sums due or to become due directly to the assignee, if so directed. Upon receipt of notice of such assignment, Customer agrees to execute and deliver to PanAmSat such documentation as assignee may reasonably require from PanAmSat. As used in this Section 10.4, assign shall mean to grant, sell, assign, encumber or otherwise convey directly or indirectly, in whole or in part.

         10.5 Customer Assignment. Customer may assign its rights under this Agreement only in whole, only to an entity that is a Commonly Controlled Entity with Customer (i.e., with Televisa S.A. de C.V.), and only if the following conditions are satisfied: (a) the proposed assignee in writing assumes all of Customer's obligations with respect to this Agreement and agrees to be treated as Customer for all purposes under this Agreement; (b) such written undertaking is delivered to PanAmSat at least thirty (30) days in advance of the assignment;
(c) Customer guarantees assignee's performance of payment obligations; and (d) the assignee agrees in writing to continue the programming practices of Customer. As used in this Section 10.5, assign shall mean to grant, sell, assign, encumber, otherwise convey, license, lease, sublease, or permit the utilization of, directly or indirectly, in whole or in part; provided that

Customer shall be permitted to sublease its rights to Commonly Controlled Entities on a Transponder by Transponder basis in accordance with Section 1.3. Without limitation, any assignee shall be required to use the Transponders assigned in accordance with Section 1.3.

         10.6 Successors. Subject to all the provisions concerning assignments, above, this Agreement shall be binding on and shall inure to the benefit of any successors and assigns of the parties, provided that no assignment of this Agreement shall relieve either party of its obligations to the other party, without the express written consent of the other party, not to be unreasonably withheld. Any purported assignment by either party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.

         10.7 No Resale. Except as expressly permitted in Sections 1.3 and 10.5, the Service is provided for Customer's own use and in no event shall Customer be permitted to resell the Service, in whole or in part, to any other person or entity.

ARTICLE 11.  CONFIDENTIALITY.
             ----------------

         11.1 Publicity. The terms of this Agreement and the transactions contemplated herein shall be kept strictly confidential by the parties and their advisors; provided, however, that the parties may disclose such information: (i) to their respective shareholders, directors, officers, partners, lenders, insurance agents, and advisors on an as needed and confidential basis; (ii) to regulatory authorities or the general public if and to the extent a party is required by law or securities exchange rules or regulations to make such disclosures (including, but not limited to, in connection with a public offering); and (iii) to actual and proposed potential partners, investors, lenders, and successors in interest on an as needed and confidential basis. Subject to the proviso of the preceding sentence, the parties will mutually agree on the timing and substance of the initial announcement of this Agreement to the general public. To the extent practicable, any other disclosures to the general public will be coordinated and approved by the parties prior to release.

ARTICLE 12.  REPRESENTATIONS, WARRANTIES AND COVENANTS.
             ------------------------------------------

         PanAmSat has obtained, and shall use all reasonable effort to maintain, all consents and authorizations from the FCC and other governmental entities that may be necessary to provide the Service as contemplated in this Agreement; provided that, except as it may relate to actions that may need to be taken with third parties or non-U.S. governmental agencies a "best efforts" standard shall apply to PanAmSat's activities before the FCC with respect to PAS-3. PanAmSat shall, in this regard, also use all reasonable efforts through the International Telecommunications Union coordination process and, whenever required to do so by the United States government, through coordination with the operators of adjacent satellites, so as to secure such FCC or other authorizations from governmental entities with jurisdiction over PanAmSat that may be necessary for PanAmSat to provide the Service. Subject to the understanding that certain consents and authorizations have not yet been obtained and that certain applications in this regard may be pending or subsequently filed with the FCC or other applicable governmental entity, PanAmSat and Customer each represents and warrants to, and agrees with, the other that:

         12.1 Authority. It has the right, power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement shall not result in the breach or non-performance of any document, instrument or agreement by which it is bound.

         12.2 Partnership And Corporate Approvals. It has taken all requisite partnership or corporate action, as applicable, to approve execution, delivery and performance of this Agreement, and this Agreement constitutes a legal, valid and binding obligation upon itself.

         12.3       Consents.
                    ---------

                    (a) The fulfillment of its obligations will not constitute a material violation of any existing applicable law, rule, regulation or order of any governmental authority. All necessary public or private consents, permissions, agreements, licenses or authorizations necessary for the performance of its obligations under this Agreement to which it is subject have been obtained, or it will use all reasonable efforts to obtain, in a timely manner.

                    (b) PanAmSat and Customer each acknowledges that the use of the Service may be subject to the applicable consultation obligations of the International Telecommunications Satellite Organization Agreement ("Intelsat"), as to which, if any further consultation is required, PanAmSat shall take the lead in securing, and, if Service is to be provided within Europe, of the European Telecommunications Satellite Organization Agreement. PanAmSat and Customer shall cooperate with each other to meet these obligations. PanAmSat shall also use all reasonable efforts to assist Customer in Customer's efforts to secure landing rights in the Territory.

         12.4 Litigation. To the best of its knowledge, there is no outstanding or threatened judgment, pending litigation or proceeding, involving or affecting the transactions provided for in this Agreement, except as has been previously disclosed in writing by either party to the other and/or to its counsel.

         12.5 No Broker. It does not know of any broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, or of any broker, finder or intermediary who might be entitled to a fee or commission upon the consummation of the transactions contemplated by this Agreement.

         12.6 Good Faith. Each party shall carry out its obligations under this Agreement, including (without limitation) with respect to all matters requiring that a consent be given, in good faith.

ARTICLE 13.    ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF PANAMSAT.
               -----------------------------------------------------------------

         13.1 Orbital Location. PanAmSat has been authorized to construct, launch and operate the Satellite in geosynchronous orbit at 43l West Longitude. PanAmSat shall use such orbital location (or, to the extent that PanAmSat obtains FCC authority to do so, any location within five degrees of 43l W.L.), unless prevented by subsequent order of the FCC, in which event PanAmSat shall use such orbital position closest to the range identified above that the FCC may designate. PanAmSat shall use all reasonable efforts to resist any move of the Satellite from outside the orbital range specified above. In the event that PanAmSat is required to change the Satellite's orbital location, such change shall not affect the continuing validity of this Agreement, except to the extent such change prevents PanAmSat from providing Service that meets the Service Specifications, in which event the termination provision set forth in Article 7 shall apply.

         13.2 Government Authorizations. PanAmSat shall use all reasonable efforts to obtain and maintain all necessary governmental authorizations or permissions to operate the Satellite and to comply in all material respects with all FCC and other governmental regulations regarding the operation of the Satellite; provided that, except as it may relate to actions that may need to be taken with third parties or non-U.S. governmental agencies, a "best efforts" standard shall apply to PanAmSat's activities before the FCC with respect to PAS-3

         13.3 Operational Reports. PanAmSat shall provide Customer a quarterly written operational report concerning the Satellite which shall include information regarding the status of Spare Equipment and updated projections regarding the predicted life of the Satellite. PanAmSat shall also notify Customer as soon as practicable of any significant anomalies with respect to the Satellite which have a material effect on the Service Transponder(s) or materially reduce the projected life of the Satellite.

ARTICLE 14.  MISCELLANEOUS.
             --------------

         14.1 Applicable Law And Entire Agreement. This Agreement shall be interpreted according to the laws of the State of New York, U.S.A. Subject to the following sentence, the parties agree that the appropriate and exclusive forum for any disputes arising under this agreement shall be the United States District Court for the Southern District of New York. Each party consents to the jurisdiction of this court, but, if that court determines it lacks jurisdiction, consents to the jurisdiction of the State courts of New York. The parties agree to waive any or all rights they may have to a jury trial with respect to disputes arising under this Agreement. Each party agrees that service of process in any action or proceeding shall be deemed sufficient if mailed, first class, postage prepaid, to the other at the address set forth in Section 14.5(b), as the same may be changed in accordance with that Section. This Agreement constitutes the entire agreement between the parties and supersedes all previous understandings, commitments or representations concerning its subject matter. For the avoidance of doubt, except as it relates to the provision of satellite capacity for the Iberian Peninsula, that certain DTH System in Latin America Memorandum of Understanding by and between Televisa and PanAmSat, dated March 27, 1995 (the "DTH MOU"), and any other agreements which may have been, or in the future may be, executed thereunder are not superseded and, subject to such other agreements as the parties may have now entered or may in the future enter, remain binding commitments of the parties thereto. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a prior writing signed by an authorized officer of each party.

         14.2 Severability; Reconstitution. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law. In the event that the transactions set forth in this Agreement are challenged before a court or regulatory body of competent jurisdiction by other persons or entities not parties hereto, PanAmSat and Customer agree that each will use its all reasonable efforts before such court or regulatory body to support the continuing operation of this Agreement by its terms. If any provision of this Agreement shall be invalid or unenforceable, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirements; provided that if the effect is such so that the economic relationships or benefits and burdens contemplated under the Agreement are substantially affected, the parties shall seek and use all reasonable efforts to reconstitute this Agreement so as best possible to restore to each party to the economic position contemplated in this Agreement.

         14.3 No Third Party Beneficiary. The provisions of this Agreement are for the benefit only of Customer and PanAmSat, and, except as provided under
Section 10.2 and 10.3, no third party may seek to enforce or benefit from these provisions, except that both parties acknowledge and agree that the non-interference requirements of Section 4.1 are intended for the benefit of both PanAmSat and all other Protected Parties, and that the provisions of Sections 9.2 and 9.3 are intended for the benefit of the PanAmSat Group. The foregoing notwithstanding, no Protected Party who has the right to uplink to the Satellite shall be entitled to third party beneficiary rights to enforce Section
4.1 against Customer, unless the agreement giving such other Protected Party the right to uplink to the Satellite also gives Customer comparable third party beneficiary rights against it. Any other Protected Party shall have the right, as a third party beneficiary (a) to enforce the non-interference requirements of
Section 4.1, against Customer directly, in an action brought solely by itself, or (b) to join with PanAmSat or any other Protected Parties in bringing an action against Customer for violation of the non-interference requirements of
Section 4.1. Any member of the PanAmSat Group shall have the right to enforce, as a third party beneficiary, the provisions of Sections 9.2 and 9.3 either by
(a) an action brought solely by itself, or (b) joining PanAmSat, or other members of the PanAmSat Group in bringing an action against Customer for violation of Sections 9.2 or 9.3.

         14.4 Non-Waiver Of Breach. Either party may specifically waive any breach of this Agreement by the other party, provided that no such waiver shall be binding or effective unless in writing and no such waiver shall constitute a continuing waiver of similar or other breaches. A waiving party may at any time, upon notice given in writing to the breaching party, direct future compliance with the waived term or terms of this Agreement, in which event the breaching party shall comply as directed from such time forward.

         14.5       Notices.
                    --------

                    (a) Telephone Notices. For the purpose of receiving notices from PanAmSat regarding preemption, interference or other technical problems, including with respect to Service failure and restoration, Customer shall maintain at each earth station transmitting signals to the Satellite a telephone that is continuously staffed at all times during which customer is transmitting signals to the Satellite and an automatic facsimile machine in operation and capable of receiving messages from PanAmSat at all times. THOSE PERSONS STAFFING THE EARTH STATION, FOR THE PURPOSES OF RECEIVING SUCH MESSAGES FROM PANAMSAT, MUST HAVE THE TECHNICAL CAPABILITY AND ABSOLUTE AUTHORITY IMMEDIATELY TO TERMINATE OR MODIFY THE TRANSMISSION IF NOTIFIED BY PANAMSAT. PanAmSat shall also maintain a telephone that is continuously staffed for the purposes of receiving notices regarding the matters identified above. All such notices shall be made in English and shall be effective upon the placement of a telephone call from one party to the other. Each party shall promptly confirm all telephone notices that may be given under this Agreement in writing in accordance with
Section 14.5(b) below. Any unsuccessful efforts to reach a party by telephone shall be followed by telecopy and telephone calls to other contact points, e.g., the corporate headquarters of the other party, that said party may have provided the notifying party.

                    (b) General Notices. All notices and other communications from either party to the other, except as otherwise stated in this Agreement, shall be in English writing and, shall be deemed received upon actual delivery or completed facsimile addressed to the other party as follows:

To PanAmSat if by recognized courier           PanAmSat Corporation
service or by personal delivery to             One Pickwick Plaza
its principal place of                         Greenwich, Connecticut 06830
business:                                      Attention:  General Counsel

To PanAmSat if by facsimile:                   203-622-9163
                                               Attention:  General Counsel
With a copy to:
---------------

If by recognized courier service or            Goldberg, Godles, Wiener & Wright
by personal delivery to its principal          1229 Nineteenth Street, N.W.
place of business:                             Washington, D.C. 20036
                                               Attention:  Henry Goldberg

If by facsimile:                             202-429-4912
                                             Attention:  Henry Goldberg

To Customer if by recognized courier         Felix Araujo
 service or by personal delivery to its      Vice President of Operations
principal place of                           Grupo Televisa S.A.
business:                                    Balderas 120
                                             Col. Centro
                                             Mexico, D.F. Mexico

To Customer if by facsimile:                 011-525-709-7651

With a copy to:
---------------

If by recognized courier service or by       Eugenio Gamboa
personal delivery to its principal           Director, Technological Development
place of business:                           Grupo Televisa, S.A. de C.V.
                                             Insurgentes 694, 3rd Floor
                                             Col Del Valle
                                             MEXICO DF

If by facsimile:                             011 525 628 8547

and to                                       Lawrence W. Dam, Esq.
                                             President
                                             Univisa, Inc.
                                             2121 Avenue of the Stars
                                             Suite 3300
                                             Los Angeles, CA 90067

If by facsimile:                             310-286-1613

and to                                       Norman P. Leventhal, Esq.
                                             Leventhal, Senter & Lerman
                                             2000 K Street, N.W., Suite 600
                                             Washington, D.C. 20006

If by facsimile:                             202-293-7783

Each party will advise the other of any change in the address, designated representative or telephone or facsimile number.

         For the avoidance of doubt, notices and certifications given by either party to the other while relevant to the timing of further action by the notified party shall not be deemed in and of themselves to establish the fact stated in the notice. So, for example, under Section 5.3, the fact that Customer notifies PanAmSat that the Service does not meet the Service Specifications and/or that PanAmSat notifies Customer that the Service has been restored to its Service Specifications shall not be deemed conclusive evidence, in and of itself, of failure and/or restoration. Each party shall timely notify the other if said party believes that any such notice is inaccurate.

         14.6 Headings. The descriptive headings of the Articles and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         14.7 Documents. Each party agrees to execute, and, if necessary, to file with the appropriate governmental entities and international organizations, such documents as the other party shall reasonably request in order to carry out the purposes of this Agreement.

         14.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

ARTICLE 15.  SUCCESSOR SATELLITE.
             --------------------

         In the event that: (i) the Service Term of this Agreement has been extended to the end of life of the Satellite pursuant to Section 2.3 of this Agreement, and (ii) PanAmSat, or a commonly controlled entity (collectively referred to as "PanAmSat" for purposes of this Section 15.1) determines to launch a "Successor Satellite" (as defined herein) during the Term hereof, with transponders covering substantially the same coverage area as the Service Transponders, PanAmSat shall give Customer the right to enter into a full-life service agreement with respect to up to the number of Service Transponders from which Service is taken under this Agreement that are substantially equivalent to or technically upgraded from, the Service Transponders on terms and conditions to be negotiated. The negotiation period shall be for three months, during which time each party agrees to negotiate in good faith. The three-month negotiating period may be initiated by either party on notice to the other at any time within the time period set forth below. The negotiation period shall not begin earlier than the date on which both of the following conditions have been satisfied: (a) PanAmSat notifies Customer of a firm intent to launch a Successor Satellite and of the commencement of marketing activities with respect thereto; and (b) three years prior to the proposed launch date of the Successor Satellite. The negotiation period shall not commence, if at all, later than the date that the Successor Satellite has been successfully launched and placed in to geostationary orbit at its designated orbital location. If negotiations are not initiated by such date or successfully concluded with a binding purchase or service agreement within the three-month negotiation period, neither party shall have any further obligation pursuant to this Section 15.1. The conclusion or failure to conclude such an agreement for a transponder or transponders on a Successor Satellite shall not otherwise affect the parties' obligations hereunder. For purposes of this Section 15.1, the term "Successor Satellite" shall mean any satellite containing Ku-band capacity that PanAmSat launches or causes to be launched to replace the Satellite at its presently assigned location or at such other orbital location to which the FCC may authorize the Satellite to be moved. For the avoidance of doubt, each party acknowledges and agrees that the rights specified in this Article XV shall terminate upon the termination of this Agreement for any reason.

         Each of the parties has duly executed and delivered this Agreement as of the day and year first written above.



                                           PANAMSAT CORPORATION

                                            By:
                                                  ----------------------------
                                            Name:
                                                  ----------------------------
                                            Title:
                                                  ----------------------------



                                            TELEVISA, S.A. de C.V.

                                            By:
                                                  ----------------------------
                                            Name:
                                                  ----------------------------
                                            Title:
                                                  ----------------------------



                               LIST OF APPENDICES


A.     Group of Transponders From Which Service Transponders Shall be Designated

B.     Satellite Description and Spare Equipment

C.     Service Specifications

D.     Operational Requirements

E.     Form of Transmission Plan

                                                                    APPENDIX A

                        GROUP OF TRANSPONDERS FROM WHICH
                    SERVICE TRANSPONDERS SHALL BE DESIGNATED
                                     (PAS-3)

                           UPLINK                          DOWNLINK
Transp. #     MHz          Band    Beam                    Band    Beam
---------     ---          ----    ----                    ----    ----

1-K           54           Ku      Eur/No. Amer V          Ku       Europe H*
5-K           54           Ku      Eur/No. Amer V          Ku       Europe H*
7 E-K         64           Ku      Eur/No. Amer V          Ku       Europe H
9-K           54           Ku      Eur/No. Amer V          Ku       Europe V*
11 E-K        54           Ku      Eur/No. Amer V          Ku       Europe V
13-K          54           Ku      Eur/No. Amer V          Ku       Europe V*
15 E-K        64           Ku      Eur/No. Amer V          Ku       Europe V
2-K           54           Ku      Eur/No. Amer H          Ku       No. Amer V**
6-K           54           Ku      Eur/No. Amer H          Ku       No. Amer V**
10-K          54           Ku      Eur/No. Amer H          Ku       No. Amer V**
14-K          54           Ku      Eur/No. Amer H          Ku       No. Amer V**



-----------------------------------------
*   To be switched from NSA Beam.
** To be switched from SSA Beam.

                                   APPENDIX B


                    SATELLITE DESCRIPTION AND SPARE EQUIPMENT

                                        *



                                   APPENDIX C


                             SERVICE SPECIFICATIONS

                                        *



                                   APPENDIX D


                            OPERATIONAL REQUIREMENTS

                                       *



                                   APPENDIX E


                            FORM OF TRANSMISSION PLAN

                                        *